Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTING FIRM

To the Board of Directors

Columbia Laboratories, Inc.

We hereby consent to the incorporation by reference in the Registration Statement of Columbia Laboratories, Inc. on Form S-8, of our report dated February 13, 2004, related to the consolidated financial statements of Columbia Laboratories, Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 which report appears in the annual report on Form 10-K of Columbia Laboratories, Inc. for the fiscal year ended December 31, 2003.

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

June 1, 2004